Filed Pursuant to Rule 424(b)(3)

Registration No. 333-291207

PROSPECTUS

ORCHESTRA BIOMED HOLDINGS, INC.

Up to 8,027,890 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 8,027,890 shares (the “Shares”) of common stock, $0.0001 par value per share (“Common Stock”), of Orchestra BioMed Holdings, Inc., a Delaware corporation (“Orchestra” or the “Company”), which consists of up to:

•	4,209,709 Shares issued to Covidien Group S.à.r.l. (an affiliate of Medtronic plc) (“Covidien”) in private placements that closed on August 4, 2025 and August 28, 2025 (the “Medtronic Private Placements”);

•	1,818,181 Shares issued to Ligand Pharmaceuticals Incorporated (“Ligand”) in a private placement that closed on August 4, 2025 (the “Ligand Private Placement” and, together with the Medtronic Private Placements, the “Private Placements”); and

•	2,000,000 Shares issuable upon the exercise of a Common Stock purchase warrant dated August 4, 2025, with an exercise price of $3.67 per share of Common Stock, issued to Ligand (the “Ligand Warrant”) pursuant to a Revenue Participation Right Purchase and Sale Agreement, dated as of July 31, 2025 (the “Revenue Purchase and Sale Agreement”).

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.

We are an “emerging growth company” under applicable federal securities laws and therefore subject to reduced public company reporting requirements.

Our Common Stock is listed on The Nasdaq Global Market under the symbol “OBIO.” On November 19, 2025, the last reported sale price of our Common Stock on The Nasdaq Global Market was $4.66 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2025.

ABOUT THIS PROSPECTUS

On October 31, 2025, we filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (the “Registration Statement”), of which this prospectus forms a part, using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them as described in this prospectus.

Neither we nor the Selling Stockholders have authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus. Neither we nor the Selling Stockholders take any responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Shares, nor do this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy the Shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, is delivered or securities are sold on a later date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Except for documents specifically incorporated by reference into this prospectus, references to information included on websites, or accessible through, websites do not constitute incorporation by reference of the information contained at or available through such websites, and you should not consider such information to be part of this prospectus.

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Please carefully read this prospectus together with the additional information described below under “Incorporation of Certain Information by Reference”.

For Investors Outside the United States: The Selling Stockholders are offering to sell, and seeking offers to buy, the Shares offered by this prospectus only in jurisdictions where offers and sales are permitted. Neither we nor the Selling Stockholders have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities offered by this prospectus and the distribution of this prospectus outside the United States.

As used in this prospectus, unless the context otherwise requires, references to the “Company,” “Orchestra,” “we,” “us” and “our” refer to Orchestra BioMed Holdings, Inc. and its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus. Before making your investment decision with respect to our Common Stock, you should carefully read this entire prospectus, including the information referred to under “Risk Factors” and “Incorporation of Certain Information by Reference” and the financial statements incorporated by reference into this prospectus.

Company Overview

We are a biomedical innovation company accelerating high-impact technologies to patients through risk-reward sharing partnerships with leading medical device companies. Our partnership-enabled business model focuses on forging strategic collaborations with leading medical device companies to drive successful global commercialization of products we develop. We are led by a highly accomplished, multidisciplinary management team and a board of directors (our “Board”) with extensive experience in all phases of therapeutic device development. Our business was formed in 2018 by assembling a pipeline of multiple late-stage clinical product candidates originally developed by our founding team.

Our flagship product candidates are Atrioventricular Interval Modulation (“AVIM”) Therapy for the treatment of hypertension (“HTN”), the leading risk factor for death worldwide, and Virtue® Sirolimus AngioInfusion™ Balloon (“Virtue SAB”) for the treatment of atherosclerotic artery disease, the leading cause of mortality worldwide. We have an exclusive license and collaboration agreement with Medtronic Inc. (an affiliate of Medtronic plc) (“Medtronic”) for the development and commercialization of AVIM Therapy for the treatment of uncontrolled HTN in patients indicated for a cardiac pacemaker (as amended, the “Medtronic Agreement”). We are actively conducting a double-blind, randomized, global pivotal study (the “BACKBEAT study”), enrolling up to 500 patients with uncontrolled hypertension who are indicated for a Medtronic dual-chamber pacemaker. We currently estimate completion of enrollment of the BACKBEAT study in mid-2026. We recently initiated patient enrollments in the Virtue SAB in the Treatment of Coronary In-Stent Restenosis (ISR) Trial (the “Virtue Trial”), the Company’s U.S. investigational device exemption (“IDE”) pivotal study randomizing Virtue SAB vs. Boston Scientific Corporation’s AGENT™ drug coated balloon. Designed to support regulatory approval of Virtue SAB, the Virtue Trial is expected to enroll 740 patients in the United States with enrollment completion currently planned for mid-2027. We cannot provide assurance that we will be able to complete enrollment of the BACKBEAT study or the Virtue Trial in the timeframes we anticipate.

Corporate Information

On January 26, 2023, we consummated the previously announced business combination contemplated by the Agreement and Plan of Merger, dated as of July 4, 2022 (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated July 21, 2022, and Amendment No. 2 to Agreement and Plan of Merger, dated November 21, 2022, the “Merger Agreement”), by and among Health Sciences Acquisitions Corporation 2, a special purpose acquisition company incorporated as a Cayman Islands exempted company in 2020 (“HSAC2”), HSAC Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of HSAC2 (“Merger Sub”), and Orchestra BioMed, Inc. (“Legacy Orchestra”). Pursuant to the Merger Agreement, (i) HSAC2 deregistered in the Cayman Islands in accordance with the Companies Act (2022 Revision) (As Revised) of the Cayman Islands and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “Domestication”) and (ii) Merger Sub merged with and into Legacy Orchestra, with Legacy Orchestra as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of Orchestra (the “Merger” and, together with the Domestication and the other transactions contemplated by the Merger Agreement, the “Business Combination”). As part of the Domestication, the Company’s name was changed from “Health Sciences Acquisitions Corporation 2” to “Orchestra BioMed Holdings, Inc.”

Our principal executive office is located at 150 Union Square Drive, New Hope, PA 18938, and our telephone number is (215) 862-5797. Our website address is www.orchestrabiomed.com. Except for documents specifically incorporated by reference into this prospectus, we do not incorporate the information on or accessible through our website into this prospectus, and you should not consider such information to be part of this prospectus.

THE OFFERING

Common stock offered by the Selling Stockholders:

Up to 8,027,890 Shares, consisting of up to:

•         4,209,709 Shares issued to Covidien in the Medtronic Private Placements;

•         1,818,181 Shares issued to Ligand in the Ligand Private Placement; and

•         2,000,000 Shares that could be issued upon the exercise of the Ligand Warrant.

Common Stock Outstanding:	56,464,731 shares (as of October 27, 2025).(1)
Use of Proceeds:

We will not receive any proceeds from the sale of Shares by the Selling Stockholders, except with respect to amounts received by us upon the exercise of the Ligand Warrant for cash, if any. See “Use of Proceeds.”

Risk Factors:

Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page 4 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our Common Stock.

Market for the Common Stock:	Our Common Stock is currently traded on the Nasdaq Global Market under the symbol “OBIO”.

(1) Excludes as of October 27, 2025:

•	5,136,363 shares of Common Stock issuable upon the exercise of pre-funded warrants at an exercise price of $0.0001 per share;

•	2,000,000 shares of Common Stock issuable upon exercise of the Ligand Warrant;

•	2,323,416 shares of Common Stock issuable upon the exercise of stock options outstanding as of October 27, 2025 under the Orchestra BioMed Holdings, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) at a weighted average exercise price of $4.56 per share;

•	4,809,970 shares of Common Stock issuable upon the exercise of stock options outstanding as of October 27, 2025 under the Orchestra BioMed, Inc. 2018 Stock Incentive Plan (the “2018 Plan”) at a weighted average exercise price of $7.05 per share;

•	2,627,131 shares of Common Stock issuable upon the vesting of restricted stock units outstanding under the 2023 Plan;

•	up to 151,969 shares of Common Stock available for future issuance under the 2023 Plan (which number does not include a possible annual increase on January 1 of each year ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) 4.8% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding year, (ii) 3,036,722 shares of our Common Stock, and (iii) such number of shares of our Common Stock determined by our Board or the compensation committee of our Board prior to January 1st of a given year);

•	approximately 4,000,000 shares of our Common Stock to be issued as part of the Business Combination if certain earnout milestones are achieved;

•	750,000 shares of our Common Stock issuable upon the exercise of the 750,000 private placement warrants, with an exercise price of $11.50 per share issued in a private placement to HSAC 2 Holdings, LLC, the sponsor (the “Sponsor”) of HSAC2 in connection with the initial public offering of HSAC2;

•	660,000 shares of our Common Stock issuable upon the exercise of 660,000 warrants, with an exercise price of $11.50 per share that were issued to certain officers and directors of the Company (the “Officer and Director Warrants”) in connection with the forfeiture of 750,000 HSAC2 Warrants by the Sponsor as part of the Business Combination (90,000 of the initial 750,000 Officer and Director Warrants were forfeited in connection with the departure of Orchestra’s former Chief Financial Officer and one Orchestra director);

•	507,841 shares of our Common Stock issuable upon the exercise of 507,841 private warrants, with a weighted average exercise price of $9.01 per share, issued in connection with the Business Combination in exchange for warrants issued by Orchestra BioMed, Inc., the Company’s predecessor and now a wholly owned subsidiary of the Company;

•	up to 27,707 shares of our Common Stock issuable upon the exercise of warrants issued to certain historical lenders of the Company with an exercise price of $7.67 per share;

•	up to 167,598 shares of Common Stock issuable upon the exercise of warrants issued to certain lenders of the Company with an exercise price of $3.58 per share; and

•	up to 60,000 shares of our Common Stock issuable upon the exercise of warrants issued to certain non-employee consultants of the Company with an exercise price of $4.69 per share.

Unless otherwise indicated, all information in this prospectus assumes no exercise of outstanding stock options or warrants, or vesting of restricted stock units described above.

RISK FACTORS

Investing in our Common Stock involves risks. Before you make a decision to buy our Common Stock, in addition to the risks and uncertainties discussed below under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth under the heading “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and under the heading “Item 1A. Risk Factors” in our subsequently filed Quarterly Reports on Form 10-Q, together with all information contained in this prospectus and any applicable prospectus supplement, and in other documents that are incorporated by reference herein. If any of these risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our Common Stock could decline and you could lose part or all of your investment. Additional risks and uncertainties that are not yet identified or that we currently believe to be immaterial may also materially harm our business, financial condition, results of operations and prospects and could result in a complete loss of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents that we incorporate by reference herein and any related free writing prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions, or the negative of these terms, or similar expressions.

Accordingly, these statements involve estimates, assumptions, risks and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and the documents incorporated by reference herein, and, in particular, those factors referenced in the section “Risk Factors” in such documents.

This prospectus and the documents incorporated by reference herein contain forward-looking statements that are based on our management’s belief and assumptions and on information available to our management as of their respective dates. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our ability to raise financing in the future, including our ability to borrow additional funds under our current debt financing arrangement;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our ability and/or the ability of third-party vendors and partners to manufacture our product candidates;

•	our ability to source critical components or materials for the manufacture of our product candidates;

•	our ability to achieve and sustain profitability;

•	our ability to achieve our projected development and commercialization goals;

•	the rate of progress, costs and results of our clinical studies and research and development activities, including, among other things, the date by which we expect to complete enrollment of our BACKBEAT global pivotal study;

•	market acceptance of our product candidates, if approved;

•	our ability to compete successfully with larger companies in a highly competitive industry;

•	changes in our operating results, which make future operations results difficult to predict;

•	serious adverse events, undesirable side effects that could halt the clinical development, regulatory approval or certification, of our product candidates;

•	our ability to manage growth or control costs related to growth;

•	economic conditions that may adversely affect our business, financial condition and stock price;

•	our reliance on third parties to drive successful marketing and sale of our initial product candidates, if approved;

•	our reliance on third parties to manufacture and provide important materials and components for our products and product candidates;

•	our and our partners’ abilities to obtain necessary regulatory approvals and certifications for our product candidates in an uncomplicated and inexpensive manner;

•	our ability to maintain compliance with regulatory and post-marketing requirements;

•	adverse medical events, failure or malfunctions in connection with our product candidates and possible subjection to regulatory sanctions;

•	healthcare costs containment pressures and legislative or administrative reforms which affect coverage and reimbursement practices of third-party payors;

•	our ability to protect or enforce our intellectual property, unpatented trade secrets, know-how and other proprietary technology;

•	our ability to obtain necessary intellectual property rights from third parties;

•	our ability to protect our trademarks, trade names and build our names recognition;

•	our ability to maintain the listing of our Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”);

•	the success of our licensing agreements; and

•	our public securities’ liquidity and trading.

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those indicated by these forward-looking statements, including, without limitation the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under the heading “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and under the heading “Item 1A. Risk Factors” in any subsequently filed Quarterly Report on Form 10-Q.

The forward-looking statements in this prospectus and the documents incorporated by reference herein represent our views as of their respective dates. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we assume no obligation to update or revise any forward-looking statements except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the dates on which they were made.

This prospectus and the documents incorporated by reference herein also contain estimates, projections and other information concerning our industry, our business, and the markets for certain diseases, including data regarding the estimated size of those markets, and the incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

USE OF PROCEEDS

We will receive no proceeds from the sale of the Shares by the Selling Stockholders. The Selling Stockholders will pay any underwriting discounts, selling commissions or transfer taxes incurred in disposing of the Shares and the expenses of any attorney or other advisor they decide to employ. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares, which may include, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws and the fees and disbursements of our counsel and of our independent accountants.

We will receive up to an aggregate of approximately $7.3 million from the exercise of the Ligand Warrant, assuming the exercise in full of the Ligand Warrant for cash, but we will not receive any proceeds from the sale of the Shares issuable upon such exercise. We expect to use the net proceeds from the exercise of the Ligand Warrant for cash, if any, for working capital and general corporate purposes, which may include research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, capital expenditures, acquisitions of new technologies and investments, business combinations and the repayment, refinancing, redemption or repurchase of indebtedness or capital stock. However, we have not designated any specific uses and have no current agreement with respect to any acquisition or strategic transaction. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any proceeds we may receive from the exercise of the Ligand Warrant for cash. Accordingly, we will retain broad discretion over the use of these proceeds. Pending our use of the proceeds as described above, we intend to invest such proceeds in interest-bearing instruments. There is no assurance that the holder of the Ligand Warrant will elect to exercise any or all of the Ligand Warrant. As of the date of this prospectus, the Ligand Warrant is “out-of-the money,” which means that the trading price of the Common Stock underlying the Ligand Warrant is below the $3.67 exercise price of the Ligand Warrant. For so long as the Ligand Warrant remains “out-of-the money,” we do not expect the holder of the Ligand Warrant to exercise the Ligand Warrant. Therefore, any cash proceeds that we may receive in relation to the exercise of the Ligand Warrant for cash will be dependent on the trading price of our Common Stock. If the Ligand Warrant is exercised on a “cashless basis,” we will not receive any cash proceeds from the exercise of the Ligand Warrant.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Stockholders of up to an aggregate of 8,027,890 Shares, which consists of up to:

•	4,209,709 Shares issued to Covidien in the Medtronic Private Placements;

•	1,818,181 Shares issued to Ligand in the Ligand Private Placement; and

•	2,000,000 Shares issuable upon the exercise of the Ligand Warrant.

Revenue Purchase and Sale Agreement with Ligand and Ligand Private Placement

Under the terms of the Revenue Purchase and Sale Agreement, in exchange for payment of $35.0 million (the “Investment Amount”), less certain reimbursable expenses, Ligand acquired from us the right to receive tiered revenue payments (the “Revenue Interest”) with respect to revenue (including certain licensing revenue) received by us in a calendar year in connection with worldwide net product sales, or other product revenue received by us and our licensees (“Annual Net Sales”), of (a) AVIM therapy (the “Primary Product”) and (b) Virtue SAB (the “Secondary Product” and together with the Primary Product, the “Products”) in the field of coronary artery treatment.

Pursuant to the Revenue Purchase and Sale Agreement, the Investment Amount shall be paid in two tranches: (i) $20.0 million was paid on August 4, 2025 and (ii) $15.0 million is payable on May 1, 2026 (the “Second Installment”), provided certain conditions have been met.

In connection with the sale of the Revenue Interest, and pursuant to the terms of the Revenue Purchase and Sale Agreement, on August 4, 2025, we issued the Ligand Warrant to Ligand. The exercise price of the Ligand Warrant and the number of Shares issuable upon exercise of the Ligand Warrant is subject to adjustments for stock splits, combinations, stock dividends or similar events. Pursuant to the terms of the Ligand Warrant, the Ligand Warrant shall vest and become exercisable as follows: (i) 1,142,857 of the Shares issuable upon exercise of the Ligand Warrant (the “First Tranche Ligand Warrant Shares”) vested upon issuance; however, the Ligand Warrant may not be exercised before February 4, 2026, and (ii) 857,143 of the Shares issuable upon exercise of the Ligand Warrant will vest on the date of payment of the Second Installment (the “Second Tranche Ligand Warrant Shares”). In the event that the Second Installment is not paid, the Ligand Warrant shall only be exercisable with respect to the First Tranche Ligand Warrant Shares. The Ligand Warrant is exercisable for ten years from the date of issuance.

Concurrent with the execution of the Revenue Purchase and Sale Agreement, Ligand also agreed to purchase $5.0 million of shares of Common Stock in the Ligand Private Placement, at a purchase price per share equal to the public offering price per share in our next public offering of our equity securities. Ligand purchased 1,818,181 shares of Company Common Stock a purchase price of $2.75 per share in the Ligand Private Placement in connection with the closing of our public offering of Common Stock on August 4, 2025 (the “Public Offering”).

Overlapping Director Between Orchestra and Ligand

Jason Aryeh is an independent director, as such term is defined under the rules of Nasdaq (an “Independent Director”), of Orchestra, and he is also an Independent Director of Ligand.

Purchase of Shares by Medtronic and Loan Agreement with Medtronic

On July 31, 2025, we and our wholly-owned subsidiaries, Legacy Orchestra and BackBeat Medical, LLC, entered into a Loan Agreement (the “Medtronic Loan Agreement”) with Medtronic, Inc., an affiliate of Medtronic plc (“Medtronic”), pursuant to which Medtronic agreed to extend a convertible loan to us in the aggregate original principal amount of $20.0 million (the “Medtronic Loan”). The Medtronic Loan will be evidenced by a secured subordinated convertible promissory note to be issued by us (the “Medtronic Note”). The issuance of the Medtronic Note to Medtronic and the funding of the Medtronic Loan will take place on April 27, 2026, subject to certain closing conditions as described in the Loan Agreement.

In addition, in connection with the closing of the Public Offering and the exercise by the underwriters in the Public Offering of their option to purchase an additional 2,182,500 shares of Common Stock in the Public Offering, Medtronic, through its affiliate Covidien, purchased 4,209,709 Shares at a purchase price of $2.75 per share in the Medtronic Private Placements.

Exclusive License and Collaboration Agreement with Medtronic

As disclosed in the reports we file with the SEC, we have entered into the Medtronic Agreement for the development and commercialization of AVIM therapy for the treatment of HTN in patients indicated for a cardiac pacemaker. On July 31, 2025, we, BackBeat and Medtronic entered into an amendment to the Medtronic Agreement, which became effective on August 4, 2025 (the “Medtronic Agreement Amendment”), to provide, among other things, a development and commercialization framework for future AVIM-therapy integration into a dual-chamber leadless pacemaker. Pursuant to the Medtronic Agreement Amendment, the Company will, among other things, be required to reimburse Medtronic for certain expenses incurred in connection with the integration of AVIM-therapy into Medtronic’s dual-chamber leadless pacemaker, up to a specified cap.

Registration Rights Agreement

In connection with the Private Placements and the Revenue Purchase and Sale Agreement, on August 4, 2025, the Company, Ligand and Covidien entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which we have agreed to file a shelf registration statement providing for the resale of the Shares by November 2, 2025, to use our commercially reasonable efforts to cause such registration statement to be declared effective after its filing at the earliest possible date, but no later than the earlier of (i) January 31, 2026, if the SEC notifies us that it will “review” such registration statement and (ii) the 5th business day after the date the we are notified by the SEC that such registration statement will not be “reviewed” or will be subject to no further review, and to maintain the effectiveness of such registration statement until the date as of which there are no longer any Registrable Securities (as such term is defined in the Registration Rights Agreement).

Certain Additional Information Relating to the Selling Stockholders

We cannot advise you as to whether the holder of the Ligand Warrant will exercise the Ligand Warrant or whether any Selling Stockholder will in fact sell any or all of their Shares. In particular, the Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Shares after the date on which they provided us with information regarding their securities in transactions exempt from registration under the Securities Act.

The following table sets forth certain information provided by or on behalf of the Selling Stockholders concerning the Shares that may be offered from time to time by each Selling Stockholder with this prospectus. See “Plan of Distribution.” For the purposes of this following table, we have assumed that the Selling Stockholders will have sold all of the Shares covered by this prospectus upon the completion of the offering.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares subject to options and warrants that are currently exercisable or exercisable within 60 days of October 27, 2025 are considered outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The percentage ownership of voting securities in the following table is based on 56,464,731 shares of our Common Stock issued and outstanding as of October 27, 2025.

	Total Number of Shares of Common Stock Beneficially Owned Prior to the Offering			Maximum Number of Shares of Common Stock that may be Offered Pursuant to this		Shares of Common Stock Beneficially Owned After this Offering
Name	Number		Percentage	Prospectus		Number	Percentage
Covidien Group S.à.r.l(1)	10,078,625		17.8%	4,209,709		5,868,916	10.4%
Ligand Pharmaceuticals Incorporated	1,818,181	(2)	3.2%	3,818,181	(3)	—	—

(1)	The address of Covidien Group S.à.r.l. is c/o Medtronic, Inc., Operational Headquarters, 710 Medtronic Parkway, Minneapolis, MN 55432-5604.

(2)	Does not include 2,000,000 Shares issuable upon the exercise of the Ligand Warrant, consisting of (i) 1,142,857 First Tranche Ligand Warrant Shares, which are not exercisable until February 4, 2026 and (ii) 857,143 of Second Tranche Ligand Warrant Shares, which are not exercisable until the later of (a) February 4, 2026 and (b) payment of the Second Installment.

(3)	Includes 2,000,000 Shares issuable upon the exercise of the Ligand Warrant.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell any or all of their Shares on the Nasdaq Global Market or any other stock exchange, market, or trading facility on which the Shares are traded, or in private transactions. These sales or dispositions may occur at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per Share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 or any other exemptions from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by a Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of Shares, a Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. A Selling Stockholder may also sell Common Stock short and deliver Shares to close out its short position, or loan or pledge the Shares to broker-dealers that in turn may sell Shares. A Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay the fees and expenses incurred by the Company incident to the registration of the Shares, including, without limitation, all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act. The Selling Stockholders will be responsible for the payment of all discounts and commissions incurred in connection with sales of Common Stock pursuant to the registration statement of which this prospectus forms a part.

We have agreed to keep the Registration Statement of which this prospectus is a part effective until the date as of which there are no longer any Registrable Securities. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M promulgated under the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will make copies of this prospectus available to the Selling Stockholders and have informed the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Registration Statement, including exhibits thereto, under the Securities Act, with respect to the Shares offered by this prospectus. This prospectus does not contain all of the information included in the Registration Statement. For further information pertaining to us and our securities, you should refer to the Registration Statement of which this prospectus is a part and the exhibits to the Registration Statement. The descriptions in this prospectus of the provisions of documents filed as exhibits to the Registration Statement are only summaries of those documents’ material terms. You can read copies of such documents, along with copies of reports, proxy statements and other information filed by us with the SEC at the SEC’s website at http://www.sec.gov.

We also maintain a website at www.orchestrabiomed.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Except for documents specifically incorporated by reference into this prospectus, the information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC (other than any information therein furnished to, rather than filed with, the SEC):

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 12, 2025;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 12, 2025;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 10, 2025;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2025;

•	our Current Reports on Form 8-K filed with the SEC on February 5, 2025 (excluding information under Item 7.01), February 25, 2025, April 29, 2025 (excluding information under Item 7.01), June 24, 2025, July 31, 2025 (excluding information under Item 7.01), August 4, 2025 (excluding information under Item 7.01) and October 28, 2025 (excluding information under Item 7.01); and

•	the description of our Common Stock contained in Exhibit 4.18 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025, including any amendment or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of this prospectus and prior to the effectiveness of the Registration Statement of which this prospectus is a part, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent the statements in the later filed document modify or replace such earlier statements. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a free copy of any of the documents incorporated by reference in this prospectus. You may request these documents by writing or telephoning us at the following address:

Orchestra BioMed Holdings, Inc.
150 Union Square Drive
New Hope, PA 18938
(215) 862-5797

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Paul Hastings LLP, New York, New York.

EXPERTS

The consolidated financial statements of Orchestra BioMed Holdings, Inc. appearing in Orchestra BioMed Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Up to 8,027,890 Shares of
Common Stock

PROSPECTUS

November 20, 2025